Ex-99.IND PUB ACCT

Ernst & Young LLP Suite 500 700 Nicollet Mall Minneapolis, MN 55402	Tel: +1 612 343 1000 ey.com

February 3, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 19(a)(5) of Form N-CSR dated February 5, 2025, of the AltShares Trust ETF Funds and have the following comments:

1.	We are in agreement with the statement contained in Item 19(a)(5) as included on page 54 of the AltShares Trust ETF Funds’ N-CSR filing.

2.	We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

Minneapolis, MN

A member firm of Ernst & Young Global Limited